EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED APRIL 30, 2018

For Immediate Release

Paychex Expands Board, Elects New Member

Financial services industry executive Pamela A. Joseph returns to Paychex Board of Directors

Rochester, N.Y.  (April 30, 2018) – Paychex, Inc., today announced that the Paychex Board of Directors has voted to expand the board to 11 members and elected financial services industry executive Pamela A. Joseph to fill the additional seat. Ms. Joseph previously served as a member of the Paychex Board of Directors for more than 11 years before resigning in March 2017 due to other professional and board commitments.

“Pam is an accomplished leader with a strong background in banking, the payments industry, and financial services. This experience, combined with her knowledge of the small and mid-sized business market, make her a true asset to Paychex,” said Martin Mucci, Paychex president and CEO. “Because of her previous experience with our board, Pam is very familiar with Paychex, and we’re glad to have her back.”

Most recently, Ms. Joseph served as president and chief operating officer of TSYS, a global leader in payment solutions.  In her role with TSYS, Ms. Joseph oversaw all business lines and directed creation of a global product division. Prior to that, Ms. Joseph was vice chairman of U.S. Bancorp Payment Services. She joined U.S. Bancorp in 2001 through the acquisition of Elavon, a global payment processing company, where she was president and chief operating officer.

In addition to Paychex, Ms. Joseph is a member of the Board of Directors of TransUnion, a publicly traded consumer credit reporting agency. She is also chair of Women Leaders in Action, a nonprofit organization that helps educate young women in Africa.

Ms. Joseph holds a bachelor’s degree in business administration from the University of Illinois at Urbana-Champaign.

About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2017, across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter  (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

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Media Contact

Laura Saxby Lynch

Director, Corporate Communications

Paychex, Inc.

Direct:  585-383-3074

Email:  lsaxbylynch@paychex.com

@PaychexNews